EXHIBIT B

                                 STATE of NEVADA
                                    AMENDMENT
                                       to
                            Articles of INCORPORATION
                                       of
                            SILVERADO FINANCIAL, INC.

     First: The Board of Directors of SILVERADO FINANCIAL, INC., a Nevada corporation, acting by written consent in accordance with NRS 78.320(2), unanimously duly adopted resolutions setting forth the proposed amendment to the Articles of Incorporation (the "Articles") of said Corporation, declaring said amendment to be in the best interests of the Corporation and its shareholders. The resolutions setting forth the proposed amendment are substantially as follows:


Resolved that the Company's Articles of Incorporation are hereby amended as follows:

Section 3.A.

          "A. General Authorization "

          The aggregate number of shares which the corporation is authorized to issue is 105,000,000 shares, consisting of: (1) 100,000,000 shares of common stock having a par value of $0.001 per share; and (2) 5,000,000 shares of preferred stock having a par value of $0.20 per share."


     Second: That concurrently therewith, acting by written resolution without meeting of shareholders, the holders of at least a majority of the voting power of the issued and outstanding shares of the Corporation's capital stock consented to the foregoing amendment in accordance with NRS 78.320(2).

     Third: That said amendment was duly adopted in accordance with the provisions of NRS 78.320(2).

     Fourth: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned Corporation has caused this Amendment to the Articles of Incorporation to be signed by a duly authorized officer as of January __, 2006.

                                    By: /s/ John Hartman
                                    --------------------------------
                                    John Hartman
                                    President and Chief Executive Officer